Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141
FOR IMMEDIATE RELEASE July 25, 2006	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES THIRD QUARTER RESULTS

St. Louis, Missouri, July 25, 2006 - Energizer Holdings, Inc., [NYSE: ENR], today announced results of its third quarter ended June 30, 2006. Net earnings for the quarter were $51.3 million, or $0.83 per diluted share, versus net earnings of $52.3 million, or $0.71 per diluted share in the third fiscal quarter of 2005. Included in the current year quarter are charges of $7.9 million, after-tax, or $0.13 per diluted share, related to the restructuring of the company’s European supply chain which were more than offset by favorable adjustments to prior years’ tax accruals of $8.6 million, or $0.14 per diluted share. Last year’s third quarter included $13.4 million, or $0.18 per diluted share, of previously unrecognized tax benefits related to prior years’ foreign losses and a reduction to prior year tax accruals, partially offset by a tax provision of $9.0 million, or $0.12 per share, related to repatriation of foreign earnings under provisions of the American Jobs Creation Act (AJCA).

Sales for the quarter of $734.9 million increased 6% due to increases in all three segments. Segment profit increased 12% to $118.0 million for the quarter on improvements in the Razors and Blades and North America Battery segments. Unfavorable currency impacted sales by $3.7 million and segment profit by $1.6 million. General corporate and other expenses increased $10.2 million, and interest and other financing items increased $10.0 million.

“We are pleased with the performance of both of our businesses,” said Ward Klein, Chief Executive Officer. “The new Schick Wilkinson Sword products: Quattro Titanium, Quattro for Women, Intuition Plus and Xtreme 3 Comfort Plus; are doing well in an extremely competitive environment. On the battery side, the near tripling cost of zinc since the announcement of last year’s U.S. price increase is a negative on our current product cost, and this impact will accelerate in the future. However, the battery category continues to grow nicely, particularly in the performance segment where our portfolio of products has the strongest competitive position.”

For the nine months ended June 30, 2006, net earnings were $221.8 million, or $3.44 per diluted share, compared to net earnings of $228.9 million, or $3.09 per diluted share, in the same period last year. Included in the current year’s nine month results is a charge of $11.0 million, after-tax, or $0.17 per share, for the restructuring of the company’s European supply chain, as well as the aforementioned benefit from tax accrual adjustments of $8.6 million, or $0.13 per diluted share. The net impact of these items is a decrease in the current year’s nine month net earnings of $2.4 million, or $0.04 per share. Last year’s nine month results included $21.0 million of tax loss benefits and adjustments to prior year tax accruals, as well as the aforementioned provision for foreign earnings repatriation. The net impact of these items is an increase in the prior year’s nine month net earnings of $12.0 million, or $0.16 per diluted share.

Sales for the nine months increased $50.7 million on higher battery sales in spite of $33.0 million of unfavorable currency translation. On a constant currency basis sales were up 4%, as all three segments experienced increases. Segment profit increased $25.4 million, including $10.6 million of unfavorable currency. On a constant currency basis segment profit improved $36.0 million, or 8%, primarily on increases in the Razors and Blades segment. For the nine months, general corporate and other expenses increased $9.2 million while interest and other financing items increased $24.6 million.

Results for the prior year quarter and nine months were adjusted for the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”. This resulted in an additional compensation expense of $1.5 million, after-tax, or $0.02 per diluted share for the quarter and $4.2 million, after-tax, or $0.06 per diluted share for the nine months. In addition, the prior year segment results for the quarter and the nine months were adjusted to fully allocate overhead costs between the business segments. This reallocation of costs impacted segment results only, with no impact on total income. The detail for both prior year adjustments is provided in footnote 4.

North America Battery

Net sales for the third quarter of $275.7 million increased $23.0 million, or 9%, as higher volumes and pricing were partially offset by an unfavorable product mix. Lithium and rechargeable products volume grew in excess of 30% for the quarter while Energizer Max unit sales increased 3%. Price increases contributed approximately $10.0 million in the current quarter but were partially offset by unfavorable product mix due to a continuing shift of sales to larger package sizes, which sell at lower per unit prices.

Gross profit increased $10.0 million for the quarter, on higher sales, partially offset by higher product costs. Material and distribution costs were $3.2 million higher in the quarter compared to the same quarter last year. For the quarter, segment profit increased $4.4 million as the higher gross profit was partially offset by higher advertising, promotion, general and administrative expenses.

The United States (U.S.) retail battery category is defined as household batteries (alkaline, carbon zinc, lithium and rechargeable) and specialty batteries. The U.S. retail battery category increased by 6% in dollars for the 12 weeks ending June 17, 2006, versus the same period last year. Retail consumption of Energizer’s products increased 10% in dollars for the same period. Our focus on the performance segment, specifically rechargeable and lithium batteries resulted in an increase of approximately one share point compared to the same period in the prior year, bringing Energizer’s share of the total retail category to approximately 37% for the quarter. Energizer estimates that retail inventory levels at June 30, 2006, were in line with normal seasonal levels.

For the nine months, sales increased $37.8 million, or 4%, primarily due to higher volumes, partially offset by the previously discussed unfavorable product mix. Gross profit was basically flat as higher sales were offset by higher product costs. Material and distribution costs increased $11.5 million compared to the same period last year. Segment profit increased $3.9 million due to lower selling, advertising and promotion expenses.

International Battery

Net sales for the quarter were $214.2 million, an increase of $9.4 million, or 5%. Absent $2.1 million of negative currency impacts, sales increased 6% as higher volumes were partially offset by unfavorable pricing and product mix, primarily in Europe. Volume increases were primarily in the rechargeable and lithium product lines. Segment profit decreased $1.1 million as higher product costs and selling, general and administrative expenses more than offset the higher sales and lower advertising and promotion expenses.

For the nine months, net sales increased $14.3 million, or 2%, as higher volumes were partially offset by unfavorable currency translation of $15.8 million and unfavorable pricing and product mix, primarily in Europe. Segment profit declined $5.7 million in absolute dollars, but increased $0.9 million on a constant currency basis as higher sales and lower advertising and promotion expenses were partially offset by higher product costs and selling and administrative expenses.

Razors & Blades

Razor and blade sales for the quarter of $245.0 million increased $11.3 million, or 5%, but increased 6% on a constant currency basis. For the nine months, sales of $674.8 million were flat in absolute dollars, but increased 3% excluding unfavorable currency impacts. The increases in both periods reflect incremental sales of newly launched products, partially offset by declines in older technology products. Major product launches since the third quarter of 2005 include Quattro Titanium, Quattro Power, and Intuition Plus. In addition, Quattro for Women has been launched in several countries outside of North America.

Segment profit for the quarter increased $10.5 million on higher sales and favorable product costs, partially offset by a research and development investment. For the nine months, segment profit increased $27.9 million in absolute dollars and $34.7 million on a constant currency basis, primarily on lower advertising and promotion expense, primarily in the first two quarters, and favorable product cost and higher sales. In spite of higher commodities, plant cost containment activities have delivered net razors and blades product costs savings of approximately $2.7 million in the current quarter and $7.5 million for the nine months. In addition, the segment profit comparisons benefited from several one-time product cost items in the prior year periods, which were not repeated this year.

Schick Wilkinson Sword’s primary markets are the U.S., Canada, Japan and the larger countries of Western Europe. For the twelve months ended May 2006, SWS’ estimates its overall share of the wet shave category for these major markets was 20.5%, versus 20.7% in the prior year period.

Other Items

Research and development expenses increased $4.7 million for the quarter and $3.3 million for the nine months with higher spending in the Razors and Blades segment and to a lesser extent, in batteries.

General corporate and other expenses increased $10.2 million for the quarter primarily due to the aforementioned business realignment charges more fully described below. For the nine months, corporate costs increased $9.2 million, as higher business realignment costs were offset by lower incentive and stock based compensation expense.

The third quarter and nine month period include a charge of $12.3 million, pre-tax, or $0.13 per share, and $17.0 million, pre-tax, or $0.17 per share, respectively, related to European supply chain restructuring. The full project is expected to cost $24 to $26 million, largely in fiscal 2006, with annual cost savings of approximately $6 million beginning in fiscal 2007.

Interest expense increased $6.3 million for the quarter and $17.5 million for the nine months on higher average borrowings resulting from share repurchases and higher interest rates. Other financing items were unfavorable $3.7 million for the quarter and $7.1 million for the nine month period primarily due to currency exchange losses in the current period compared to exchange gains in the same periods in the prior year.

The income tax rate was 17.1% for the current quarter and 28.2% for the nine months, compared to 24.4% and 27.9% for the same quarter and nine month period last year. The current quarter and nine month rate includes $8.6 million, or $0.14 per share and $0.13 per share, respectively, of reductions of previous years’ tax accruals. Excluding this item, the rate for current year quarter and nine months was 31.0%. The prior year quarter includes $13.4 million of previously unrecognized tax benefits related to prior years’ foreign losses and reductions to prior years’ tax accruals, partially offset by $9.0 million of additional taxes related to repatriation of foreign earnings under provisions of the AJCA. Excluding these items, the rate for the prior year quarter and nine months was 30.8% and 31.7%, respectively.

During the quarter, Energizer repurchased 4.6 million shares of its common stock for $243.7 million. A total of 10.1 million shares have been repurchased thus far in fiscal 2006. On July 24, 2006, Energizer’s Board of Directors approved a new authorization for the company to acquire up to 10 million shares of its $0.01 common stock.

Capital expenditures and depreciation expense for the quarter were $22.8 million and $25.5 million, respectively. For the nine months, capital expenditures were $59.5 million, and depreciation expense was $79.9 million.

Outlook

Looking forward, U.S. battery price increases already in place should provide favorable pricing comparisons for the next two quarters, however unfavorable package size mix will likely offset a portion of pricing benefits. Commodity costs for materials used in our battery segments continue above those of the prior year. We estimate that material and distribution costs will be unfavorable approximately $15 million for the last quarter of fiscal 2006 versus the same period in 2005. This represents a higher cost rate increase than the approximate $21 million experienced in the first nine months of fiscal 2006.

Due to the timing of brand investment behind new product launches for razors and blades, we are currently forecasting higher advertising and promotion expense and lower segment profit in the fourth fiscal quarter of 2006 compared to the same period last year.

Currency translation had an unfavorable impact on both of our businesses in 2006, reducing pre-tax segment profit by approximately $10.6 million in the first nine months of fiscal 2006. At current exchange rates, we estimate currency in the fourth fiscal quarter will be unfavorable to the Razors and Blades segment by $1 to $2 million and roughly flat for batteries compared to the same period last year.

In addition to supply chain restructuring, Energizer has undertaken a project with the goal of integrating its battery and razor and blades commercial management, sales and certain administrative functions within certain European countries. Specific actions related to this project are currently being evaluated. It is anticipated that the total project could result in charges to pre-tax earnings of $25 to $35 million, the majority of which will occur in the fourth quarter of fiscal 2006 and during 2007. It is expected the project could result in $15 to $20 million of annualized cost savings once fully implemented.

# # #
Statements in this press release that are not historical, particularly statements regarding continuing growth in the retail battery category, retail consumption of Energizer’s battery products, Energizer’s share of the retail battery category, the level of Energizer products in the retail pipeline, and the Company’s share of the wet shave category in primary markets, expected charges to earnings and annual cost savings associated with European supply chain restructuring and integration projects, Energizer’s effective tax rate, the impact of the Company’s battery price increase and unfavorable package size mix on comparisons for the next two quarters, as well as the impact of increases in commodity costs, expectations of higher advertising and promotion expenses and lower segment profit related to the timing of brand investment behind new product launches, and the unfavorable impact of currency exchange rates on results for the last quarter of 2006, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. Energizer’s estimates of battery category value trends, retail consumption of its battery products on a volume basis, battery and razor and blades market share, and retailer inventory levels are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Growth in the battery category itself may be impacted by general economic conditions and changes in consumer demand. With respect to the European restructuring and integration projects, the integration aspects are still under evaluation and review, and anticipated charges and cost savings are very preliminary. Additional costs associated with restructuring or unexpected expenses associated with integration activities may lead to higher than anticipated charges to earnings, and estimates of annual savings may be impacted by a number of factors, including limits on available efficiencies, unforeseen integration complexities, and greater than anticipated ongoing operating expenses associated with the combined operations. Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign, taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. Competitive promotional activity, or pricing or promotional demands from retailer customers, could limit the efficacy of battery price increases in future periods, while, on the other hand, manufacturing efficiencies and efforts to further reduce costs could have a favorable impact on the Company’s production costs. The impact of commodity cost increases, nevertheless, could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control. Anticipated advertising and promotional spending in the Razors and Blades segment in support of new product launches, and the consequent effect on segment profit, could be impacted by competitive promotional activity, as well as by Company cash flows and competing strategic opportunities. Global economic conditions and fluctuations in currency exchange rates could significantly impact current exchange rates, resulting in a more significant impact on Company results for the remainder of the year than is currently anticipated. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the Year ended September 30, 2005, its quarterly report on Form 10-Q for the Quarters ended December 31, 2005 and March 31, 2006, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005

Net sales	$734.9	$691.2	$2,246.8	$2,196.1

Cost of products sold	377.5	352.0	1,150.2	1,092.3
Selling, general and administrative expense	152.0	140.8	432.8	431.1
Advertising and promotion expense	100.9	101.3	243.9	272.3
Research and development expense	21.7	17.0	54.7	51.4
Interest expense	19.8	13.5	54.4	36.9
Other financing items, net	1.1	(2.6)	1.8	(5.3)

Earnings before income taxes	61.9	69.2	309.0	317.4

Income tax provision	(10.6)	(16.9)	(87.2)	(88.5)

Net earnings	$51.3	$52.3	$221.8	$228.9

Earnings per share
Basic	$0.86	$0.74	$3.55	$3.20
Diluted	$0.83	$0.71	$3.44	$3.09

Weighted average shares of common stock - Basic	59.9	71.1	62.5	71.5
Weighted average shares of common stock - Diluted	62.0	73.8	64.5	74.1

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
Quarter ending June 30, 2006
(Dollars in millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery results. Research and development costs for Razors and Blades are included in that segment's results. Segment performance is evaluated based on segment operating profit exclusive of general corporate expenses, share-based compensation, costs associated with most restructuring, integration or business realignment and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

Following the acquisition of Schick-Wilkinson Sword (SWS) in 2003, the Company has adopted an operating model that includes a combination of stand-alone and combined business functions between the battery and razor and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, legal and environmental activities, and in some countries, combined sales forces and management. Beginning in fiscal 2006, the Company applied a fully allocated cost basis, in which shared business functions are allocated between the businesses. Fiscal 2005 was adjusted to this same basis and a reconciliation for this fiscal year is presented in Note 4.

On October 1, 2005, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) using the “modified retrospective” method. Accordingly, prior year results have been adjusted to incorporate the effects of SFAS 123R.The impact to the Company’s net earnings is consistent with the pro forma disclosures provided in previous financial statements as found in Note 4.

Segment sales and profitability for the quarters and nine months ended June 30, 2006 and 2005, respectively, are presented below.

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2006	2005	2006	2005
North America Battery	$275.7	$252.7	$890.4	$852.6
International Battery	214.2	204.8	681.6	667.3
Total Battery	489.9	457.5	1,572.0	1,519.9
Razors and Blades	245.0	233.7	674.8	676.2
Total net sales	$734.9	$691.2	$2,246.8	$2,196.1

Profitability
North America Battery	$61.4	$57.0	$227.7	$223.8
International Battery	37.3	38.4	140.5	146.2
R&D Battery	(9.1)	(8.4)	(25.9)	(25.2)
Total Battery	89.6	87.0	342.3	344.8
Razors and Blades	28.4	17.9	110.8	82.9
Total segment profitability	$118.0	$104.9	$453.1	$427.7
General corporate and other expenses	(33.8)	(23.6)	(83.9)	(74.7)
Amortization	(1.4)	(1.2)	(4.0)	(4.0)
Interest and other financial items	(20.9)	(10.9)	(56.2)	(31.6)
Earnings before income taxes	$61.9	$69.2	$309.0	$317.4

Supplemental product information is presented below for revenues from external customers:

Quarter Ended June 30,
Nine Months Ended June 30,

 Net Sales
2006
2005
2006
2005

  Alkaline batteries
$
299.5
$
284.1
$
982.5
$
985.2

  Carbon zinc batteries
56.9
60.2
182.2
189.4

  Other batteries and lighting products
133.5
113.2
407.3
345.3

  Razors and blades
245.0
233.7
674.8
676.2

  Total net sales
$
734.9
$
691.2
$
2,246.8
$
2,196.1

 3.

Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	The tables below reflect the impact on the quarter and nine months of June 30, 2005 results of the change the Company made to the fully allocated method and the adoption of SFAS 123R as described in Note 2.
	Quarter ended June 30, 2005				Nine Months Ended June 30, 2005
		Fully				Fully
	As	Allocated	FAS		As	Allocated	FAS
	Reported	Adjustment	123R	Adjusted	Reported	Adjustment	123R	Adjusted
Profitability
North America Battery	$57.3	(0.3)	-	$57.0	$223.0	0.8	-	$223.8
International Battery	37.1	1.3	-	38.4	142.2	4.0	-	146.2
R&D Battery	(8.4)	-	-	(8.4)	(25.2)	-	-	(25.2)
Total Battery	86.0	1.0	-	87.0	340.0	4.8	-	344.8
Razors and Blades	20.4	(2.5)	-	17.9	90.1	(7.2)	-	82.9
Total segment profitability	$106.4	(1.5)	-	$104.9	$430.1	(2.4)	-	$427.7

Corporate expense	(22.7)	1.5	(2.4)	(23.6)	(70.4)	2.4	(6.7)	(74.7)
Amortization expense	(1.2)	-	-	(1.2)	(4.0)	-	-	(4.0)
Interest and other financial items	(10.9)	-	-	(10.9)	(31.6)	-	-	(31.6)
Earnings before income taxes	$71.6	-	(2.4)	$69.2	$324.1	(0.0)	(6.7)	$317.4

Income tax provision	(17.8)	-	0.9	(16.9)	(91.0)	-	2.5	(88.5)

Net earnings	$53.8	-	(1.5)	$52.3	$233.1	(0.0)	(4.2)	$228.9

EPS - Basic	$0.76	-	(0.02)	$0.74	$3.26	-	(0.06)	$3.20
EPS - Diluted	$0.73	-	(0.02)	$0.71	$3.15	-	(0.06)	$3.09

5.	The Company continually reviews its battery and razor and blades business models to identify potential improvements and cost savings. A project commenced in 2006 to improve effectiveness and lower costs of European packaging, warehouse and distribution activities, including the closing of the Company's battery packaging facility in Caudebec, France as well as consolidation of warehouse and distribution activities. The total project is expected to involve charges to pre-tax earnings of $24 to $26, most of which will be incurred in fiscal 2006. Total charges related to the project were $12.3 and $17.0 in the quarter and nine months ended June 30, 2006 respectively. These include exit costs of $10.5 and $15.2 in the quarter and nine months ended June 30, 2006, respectively, for employee severance, contract terminations and other exit costs, as well as $1.8 for other costs associated with the project for the same periods.

.